Exhibit 99.1

AmpliTech Group Reports Unaudited Record FY2025 Revenue And Reaffirms $50M+ FY2026 Revenue Outlook

Hauppauge, NY – January 5, 2026 - AmpliTech Group, Inc. (“AmpliTech” or the “Company”) today announced unaudited record full-year revenue of approximately $25 million for fiscal year 2025, up 163% YoY, exceeding analyst’s expectations given at the beginning of the year and meeting the Company’s publicly issued revenue guidance. Building on this momentum, AmpliTech reaffirmed revenue guidance of at least $50 million for fiscal year 2026, representing approximately 100% year-over-year growth.

Technology Validation and Commercial Momentum

Fiscal year 2025 marked the strongest annual revenue performance in the Company’s history, reflecting accelerating customer demand, improved conversion of pipeline opportunities into purchase orders, and disciplined execution across AmpliTech’s Open RAN and RF product portfolio.

During FY2025, AmpliTech advanced its ORAN 5G Division from development and qualification, into commercial execution, achieving critical milestones required by network operators and ecosystem partners prior to scaled deployment. The Company demonstrated performance of its ORAN 5G radio products in multi-vendor interoperability environments, converting technical validation into recurring commercial activity. The Company is actively participating in additional ORAN Alliance Plugfests, with technical programs including network optimization using Artificial Intelligence with major participants in the ORAN 5G and AI ecosystem.

Operational Readiness and FY2026 Outlook

AmpliTech Group confirmed that production shipments under its previously announced $100 million letter of intent (LOI), officially started in December 2025, and that shipments under its $40 million LOI with a North American mobile network operator are expected to resume early in the 2026 first quarter. Importantly, the Company anticipates concurrent production shipments for both LOIs during Q1, underscoring that AmpliTech’s supply chain and manufacturing operations are fully engaged and execution-ready, fully capable of delivering multi-million-dollar orders across multiple O-RAN 5G configurations, simultaneously, for multiple customers.

Based on current backlog, active customer programs across all of its divisions, including signed letters of intent from which the Company is constantly receiving funded purchase orders, the Company reaffirmed its expectation to deliver at least $50 million in revenue during fiscal year 2026. AmpliTech remains focused on disciplined growth, execution certainty, and long-term shareholder value creation.

About AmpliTech Group

AmpliTech Group, Inc., comprising five divisions, AmpliTech Inc., Specialty Microwave, Spectrum Semiconductors Materials, AmpliTech Group Microwave Design Center, and AmpliTech Group True G Speed Services, is a leading designer, developer, manufacturer, and distributor of cutting-edge radio frequency (RF) microwave components and 5G network solutions. Serving global markets including satellite communications, telecommunications (5G & IoT), space exploration, defense, and quantum computing, AmpliTech Group is committed to advancing technology and innovation. For more information, please visit www.amplitechgroup.com or amplitech5G.com.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, that current backlog and LOI’s anticipated orders will be received or lead to further production orders and that the Company will achieve $25 million in revenue for 2025 and $50 million in revenue for 2026. The words “may” “would” “will” “expect” “estimate” “anticipate” “believe” “intend” for 5G orders and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. Other risks are identified and described in more detail in the “Risk Factors” section of the Company’s filings with the SEC, which are available on our website and with the SEC at sec.gov. We undertake no obligation to update, and we do not have a policy of updating or revising these forward-looking statements, except as required by applicable law.

Contacts:

Corporate Social Media	Company Contact:
X: @AmpliTechAMPG	Jorge Flores
Instagram: @AmpliTechAMPG	Tel: 631-521-7831
Facebook: AmpliTechInc	Investors@amplitechgroup.com

Linked In: AmpliTech Group Inc

Investor Relations Contact:

Kirin Smith ksmith@pcgadvisory.com